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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
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                                  FORM 11-K/A

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
(MARK ONE):

         /X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  FOR THE YEAR ENDED DECEMBER 31, 1999

                                                   OR

         / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                FOR THE TRANSITION PERIOD FROM       TO
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                         COMMISSION FILE NUMBER 1-12718

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        A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                              FOUNDATION HEALTH SYSTEMS, INC.
                               401(k) ASSOCIATE SAVINGS PLAN

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              FOUNDATION HEALTH SYSTEMS, INC.
                                    21650 OXNARD STREET
                             WOODLAND HILLS, CALIFORNIA 91367

         C. Exhibits.        Exhibit Index

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23.1                 Consent of Deloitte & Touche LLP, a copy of which is
                     filed herewith.

99.1 Financial Statements as of and for the Years Ended December 31, 1999 and 1998 and Independent Auditors' Report of Foundation Health Systems, Inc. 401(k) Associate Savings Plan
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         FOUNDATION HEALTH SYSTEMS, INC. 401(k) ASSOCIATE SAVINGS PLAN

    The Annual Report on Form 11-K of the Foundation Health Systems, Inc. 401(k) Associate Savings Plan for the year ended December 31, 1999 is hereby amended to include the signature of the independent auditors on the Independent Auditors' Consent in Exhibit 23.1 and on the Independent Auditors' Report in
Exhibit 99.1.

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